Exhibit 99.1

Contact:	Tom Monahan
	Chairman and Chief Executive Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.exbd.com
THE CORPORATE EXECUTIVE BOARD APPOINTS RICHARD S. LINDAHL
AS CHIEF FINANCIAL OFFICER
ARLINGTON, VA — (April 28, 2009) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) has named Richard S. Lindahl, 45, as Chief Financial Officer effective May 18, 2009. Joyce Liu, who currently serves as interim Chief Financial Officer, will resume her role of Managing Director — Financial Planning and Analysis as of the same date.
Mr. Lindahl brings more than 20 years of financial leadership experience to CEB. Most recently he was Senior Vice President and Treasurer of Sprint Nextel Corporation, a U.S. wireless and wireline communications carrier, where he had also served in Planning and Analysis roles. Prior to joining Sprint Nextel, Mr. Lindahl held the position of Vice President — Finance at Pocket Communications, Inc. He previously worked for MCI, Deloitte & Touche, and Casher Associates. Mr. Lindahl holds a M.B.A. from the Darden Graduate School of Business at the University of Virginia and a B.A. from Dartmouth College.
Tom Monahan, Chairman and Chief Executive Officer, commented, “We are excited to have an individual with Rich’s breadth and depth of experience joining us to lead our finance organization. I am confident Rich will be an outstanding partner as we shape corporate and financial strategy that drives tremendous impact for our members and increased value for our shareholders.”
Mr. Monahan added, “I would also like to take this opportunity to thank Joyce for all of her hard work and dedication as our interim CFO over the past eight months. I look forward to continuing to work closely with her on the initiatives we have set in motion.”
“I am thrilled to be joining the CEB leadership team,” Mr. Lindahl said. “The Company’s differentiated value proposition and well-earned reputation for service excellence position it to build an even stronger business going forward.”
About The Corporate Executive Board Company
The Corporate Executive Board Company drives faster, more effective decision-making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, it provides them with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by a member network that spans over 50 countries and represents more than 80% of the world’s Fortune 500 companies, The Corporate Executive Board offers unique research insights along with an integrated suite of members-only tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. Based in Arlington, Virginia, the Company employs more than 2,000 professionals in eight offices around the world. For more information, visit www.exbd.com.

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